As filed with the Securities and Exchange Commission on February 21, 2008

                Registration No. 333-141935

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARKWEST HYDROCARBON, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1352233
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1515 Arapahoe Street, Tower 2

Suite 700

Denver, Colorado 80202
(Address, including Zip Code, of Principal Executive Offices)

MarkWest Hydrocarbon, Inc.
2006 Stock Incentive Plan

(Full title of the plan)

C. Corwin Bromley

General Counsel

MarkWest Hydrocarbon, Inc.

1515 Arapahoe Street, Tower 2,

Suite 700

Denver, Colorado 80202-2102
(303) 925-9200

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

George A. Hagerty, Esq.
Hogan & Hartson LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
(303) 899-7300

DEREGISTRATION OF UNSOLD SECURITIES

                The Registration Statement on Form S-8 (Registration No. 333-141935) (the “Registration Statement”) of MarkWest Hydrocarbon, Inc. (the “Corporation”), pertaining to the registration of certain securities of the Corporation, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on April 6, 2007.

                MarkWest Energy Partners, L.P. (the “Partnership”), MWEP, L.L.C., a wholly owned subsidiary of the Partnership (the “Merger Sub”), and the Corporation entered into an Agreement and Plan of Redemption and Merger dated as of September 5, 2007 (the “Redemption and Merger Agreement”), pursuant to which, among other things, the Corporation will redeem certain shares of its Common Stock and then the Merger Sub will merge with and into the Corporation with the Corporation surviving as a direct, wholly owned subsidiary of the Partnership (the “Merger”).

                On February 21, 2008, the Corporation held a special meeting of stockholders at which the Corporation’s stockholders approved and adopted the Redemption and Merger Agreement. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on February 21, 2008 (the “Effective Time”).

                As a result of the Merger, the Corporation has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Corporation in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Corporation hereby removes from registration all shares of its Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

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SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February  21, 2008.

MARKWEST HYDROCARBON, INC.

By:	/s/ Frank M. Semple
Frank M. Semple
President and Chief Executive Officer
(Principal Executive Officer)

                Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank M. Semple	President and Chief Executive Officer and Director	February 21, 2008
Frank M. Semple	(Principal Executive Officer)

/s/ Nancy K. Buese	Senior Vice President & Chief Financial Officer and Director	February 21, 2008
Nancy K. Buese	(Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew L. Schroeder	Director	February 21, 2008
Andrew L. Schroeder

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